EXHIBIT 5.1

Graubard Miller

405 Lexington Avenue, 19th Floor

New York, New York 10174

August 1, 2006

Diagnostic Imaging International Corp.

21 Rue Malta

Dollard des-Ormeaux

Quebec, Canada H9B 2E6

Dear Sirs:

Reference is made to the Registration Statement on Form SB-2 (“Registration Statement”) filed by Diagnostic Imaging International Corp. (“Company”), a Nevada corporation, under the Securities Act of 1933, as amended (“Act”), with respect to an aggregate of 356,674 outstanding shares of common stock, par value $.001 per share (“Common Stock”), to be offered for sale by certain selling stockholders as set forth in the Registration Statement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that the outstanding Common Stock subject to the Registration Statement is duly authorized and legally issued, and is fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller

GRAUBARD MILLER